UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2010

KULICKE AND SOFFA INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA		19034
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2010, Kulicke and Soffa Industries, Inc. (the “Company”) appointed Jonathan H. Chou as Senior Vice President and Chief Financial Officer of the Company effective December 13, 2010 (the “Start Date”).  Additionally, on November 16, 2010, the Company notified Michael J. Morris, the Company’s Vice President and Chief Financial Officer, that in connection with the relocation of the Company’s headquarters to Singapore, Mr. Chou has been hired to serve as the Company’s new Chief Financial Officer.  Pursuant to a letter agreement dated November 16, 2010 (the “Letter Agreement”), Mr. Morris is scheduled to remain with the Company until January 21, 2011 (the “Termination Date”).  Mr. Morris’ last day as Chief Financial Officer of the Company will be December 12, 2010.  Between December 12, 2010 and the Termination Date, Mr. Morris has agreed to help in transitioning the chief financial officer’s responsibilities to Mr. Chou.  Mr. Morris will receive severance payments consistent with the previously disclosed terms of the Company’s Officer Severance Pay Plan if he does not voluntarily terminate his employment before the Termination Date.  The Letter Agreement replaces the agreement between the Company and Mr. Morris dated as of September 24, 2009.

Mr. Chou, 46, currently serves as Chief Financial Officer of Feihe International, Inc. (f/k/a American Dairy, Inc.), a position he has held since April 2008.  From February 2006 to June 2007, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International.  From September 2003 to January 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International. From May 2000 to September 2003, Mr. Chou held several senior finance positions at Lucent Technologies including Asia Pacific Chief Financial Officer, where he oversaw regional Sarbanes-Oxley compliance and restructuring efforts during the downturn of the telecommunications sector. Mr. Chou received a bachelor’s degree from the State University of New York at Buffalo and a Masters of Business Administration degree from Fuqua School of Business at Duke University.

Pursuant to an offer letter dated November 16, 2010 (the “Offer Letter”), which sets forth his compensation arrangements, Mr. Chou will receive an annual base salary of US$285,000 and is eligible to receive a target cash bonus of 65% of his base salary (achievement of target bonus will be between 0% and 200% of target) based on the achievement of certain performance targets to be established by the Management Development and Compensation Committee.  Bonuses are awarded and paid quarterly.  The Company will also grant Mr. Chou performance share units with a value at target equal to US$366,000 under the Company’s 2009 Equity Plan and the Company’s Equity Incentive Compensation Program.  The vesting of performance share units is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index on the date of the grant measured over a three-year performance period.  The vesting of performance share units will be expressed as a full percentage point from 0% to 200%, ranging from 50% payout for 25th percentile performance to 200% payout for 99th percentile performance, with 100% payout at 50th percentile performance.   The Company will also grant Mr. Chou restricted share units with a value equal to US$184,000 under the Company’s 2009 Equity Plan.  The restricted share units will vest in three equal installments on each of the next three anniversaries of the grant date.

Mr. Chou will also receive a conditional cash payment of US$150,000 on the Start Date.  The cash payment must be returned to the Company if Mr. Chou’s employment with the Company is terminated for “cause” or Mr. Chou terminates his employment for any reason other than “good reason” (as such terms are defined in the Company’s Officer Severance Pay Plan) within one year of the Start Date.  Additionally, Mr. Chou will receive reimbursement for the actual cost of his relocation expenses, SGD$10,000 per month in housing allowance for 24 months beginning in June 2011, an education subsidy equal to 50% of the cost of education for his children for 48 months, and tax preparation and filing assistance for 2010 through 2012.  Mr. Chou will enter into a Change of Control Agreement on substantially the same terms as the Company’s other executive officers.  He also will be subject to the Company’s Officer’s Severance Plan and the Company’s Policy on Recovery of Previously Paid Executive Compensation.

A copy of the Offer Letter, Letter Agreement and the Company’s press release, dated November 19, 2010, are attached hereto as Exhibits 10.1, 10.2 and 99.1, respectively.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter between Kulicke and Soffa Industries, Inc. and Jonathan H. Chou dated November 16, 2010.

10.2	Letter Agreement between Kulicke and Soffa Industries, Inc. and Michael J. Morris dated November 16, 2010.

99.1	Press Release dated November 19, 2010.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 19, 2010

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ David J. Anderson
Name:	David J. Anderson
Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between Kulicke and Soffa Industries, Inc. and Jonathan H. Chou dated November 16, 2010.

10.2	Letter Agreement between Kulicke and Soffa Industries, Inc. and Michael J. Morris dated November 16, 2010.

99.1	Press Release dated November 19, 2010.